Exhibit 99.1
August 13, 2009
Dear Shareholder:
The second quarter of 2009 reflected growth and profitability for The National Bank of Indianapolis Corporation. We are pleased to report that total assets at your Corporation were $1,203 million at June 30, 2009, compared to $1,105 million a year ago – an increase of $98 million or 9%.
Also in the second quarter of 2009, your Corporation earned $79,000 or $0.03 per fully diluted share compared to $1,209,000 or $0.50 per fully diluted share in the second quarter of 2008. Book value per share at June 30, 2009 equaled $31.70.
Results for the second quarter of 2009 included a provision for loan losses of $2,650,000 as compared to our second quarter net charge-offs of $1,044,000. Loan charge-offs in the second quarter were limited to a small number of borrowers that were affected by the general decline in real estate values. In addition to covering net charge-offs, the increased provision for loan losses served to build the reserve for loan losses to over $14,000,000. We believe this is prudent in light of continued weakness in the economy.
Results for the second quarter also included over $900,000 in FDIC insurance cost as the FDIC has heavily assessed all banks to replenish the FDIC insurance fund.
Our second quarter performance was aided by the continued growth of our loan portfolio and our deposit base. Loans exceeded $905 million, for a growth of $54 million or 6% since June 30, 2008. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits showed growth of $82 million or 9% in the second quarter despite strong competition. In the second quarter alone, the Bank attracted hundreds of new deposit accounts.
Fee income was an important factor in our second quarter results. For the second quarter of 2009, the Bank generated fees in excess of $3,569,000 – up 17% over last year. The Wealth Management Division provided meaningful contributions to total fee income. At June 30, 2009, assets under administration in our Wealth Management Division totaled $1,141 million, while Diamond Capital Management investment performance continues to exceed the S&P 500. Residential mortgage banking experienced strong demand in mortgage originations as clients rushed to take advantage of lower interest rates. This further bolstered the growth of second quarter fee income.

Turning to our banking offices, our newest banking center is presently under construction at 116th and Olio Road, in the north Geist area. We expect it to be completed and open in November of 2009. We believe that the high growth and attractive demographics of this area will make an excellent addition to our strategically placed network of banking centers. We look forward to delivering outstanding personal service to our target market clients in this area.
The banking industry is still facing difficult times. While the global credit crisis has shown signs of improvement, many challenges remain. The largest U.S. banks were subjected to government stress tests designed to assess their capital adequacy and several banks were deemed to be deficient. Many have continued to report losses and several have had to raise more capital in an effort to meet capital requirements. Problems are no longer confined to sub-prime mortgage loans. The recession is taking a toll on borrowers of all types. Good companies have seen sales dry up. Stable households have been disrupted by job loss. Numerous forecasts abound on the beginning of the economic recovery, but most predict that a return to economic growth will not begin until 2010.
In summary, we believe that The National Bank of Indianapolis Corporation is well-positioned to meet the many challenges of 2009. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

SECOND QUARTER 2009 HIGHLIGHTS
Selected Balance Sheet Information

	June 30, 2009	June 30, 2008	Dec. 31, 2008
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,202,858	$1,105,115	$1,117,784
Loans	904,843	850,370	904,207
Reserve for Loan Losses	(14,077)	(10,582)	(12,847)
Investment Securities	134,052	149,734	140,544
Total Deposits	1,027,394	945,747	965,965
Shareholders’ Equity	73,034	70,235	72,212
Selected Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Net Interest Income	$8,961	$9,119	$17,469	$18,109
Provision for Loan Losses	2,650	2,100	3,900	3,175
Non-Interest Income	3,569	3,048	6,572	5,461
Non-Interest Expense	10,060	8,353	19,270	18,101
Pretax Income	(180)	1,714	871	2,294
Net Income	79	1,209	924	1,756
Selected Per Share Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Basic Earnings per share	$0.03	$0.52	$0.40	$0.76
Diluted Earnings per share	$0.03	$0.50	$0.40	$0.73
Book Value per Share	$31.70	$30.41	$31.70	$30.41